Exhibit 10.22

Conversion Agreement
January 29, 2026

Doug Francis
Chief Executive Officer
WM Technology, Inc.

Dear Doug,
In order facilitate the employment of Susan Echard (“Echard”) by WM Technology, Inc. (the “Company”) effective as of January 30, 2026 (the “Effective Date”), the Company agrees to provide to SeatonHill Partners, LP (“SeatonHill”) the following compensation (the “Recruitment Compensation”): a recruitment fee of $341,550 to be invoiced on the Effective Date and due within 30 days of the Effective Date.
As consideration for the Recruitment Compensation paid by the Company to SeatonHill, SeatonHill hereby:
a)Releases the Company from any and all liabilities associated with its hiring of Echard under terms of Exhibit A, Section 4 of the Executive Services Agreement (the “ESA”) dated as of July 16, 2023 between the Company and SeatonHill and represents and warrants that no provision of any agreement between SeatonHill and Echard shall interfere in any way with Echard’s duties as a employee of the Company.
b)Releases Echard from her obligations under Section 10.8(c) of the Agreement of Limited Partnership of SeatonHill Partners, LP (the “Partnership Agreement”) between Echard and SeatonHill to the extent that her recruitment and employment by the Company would otherwise result in her non-compliance with the Partnership Agreement.
The parties agree that the ESA will be terminated effective close of business January 31, 2026.

[SIGNATURE PAGE FOLLOWS]

Exhibit 10.22

SeatonHill Partners, LP	Accepted and agreed:
By: SeatonHill Partners, LLC	WM Technology, Inc.
Its: General Partner

/s/ J. Gregory Coffey	/s/ Doug Francis

J. Gregory Coffey	Doug Francis
President and Chief Executive Officer	Chief Executive Officer

Susan Echard

/s/ Susan Echard

Susan Echard